EXHIBIT 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

NU Reports First Quarter 2013 Results

(HARTFORD, Conn. and BOSTON, Mass. – May 1, 2013)  Northeast Utilities (NYSE: NU) today reported first quarter 2013 earnings of $228.1 million, or $0.72 per share, compared with earnings of $99.3 million, or $0.56 per share, in the first quarter of 2012.  Results for both years reflect costs related to the April 2012 merger of NU and NSTAR.  Those costs totaled $1.8 million, or $0.01 per share, in the first quarter of 2013 and $1.1 million in the first quarter of 2012.  NU’s first quarter 2013 results include earnings from NSTAR, while those from the first quarter of 2012 do not.

Thomas J. May, NU president and chief executive officer, said, “These financial results are consistent with our previously announced 2013 recurring earnings guidance of between $2.40 and $2.60 per share  and represent a very good start for our first full year as a merged company.”

Electric Transmission

NU’s transmission segment earned $79.9 million in the first quarter of 2013, compared with $46.3 million in the first quarter of 2012.  Higher transmission earnings reflect the inclusion of NSTAR Electric transmission earnings and a higher transmission rate base at NU’s other electric subsidiaries.  On March 4, 2013, the 345 kV portion of the Greater Springfield Reliability Project (GSRP) was energized, and the entire project is expected to be complete in late 2013.

Electric Distribution and Generation

NU’s electric distribution and generation segment earned $99.5 million in the first quarter of 2013, compared with $42 million in the first quarter of 2012.  Improved results primarily reflect the inclusion of NSTAR Electric earnings.  Additionally, current year results benefited from colder first quarter weather in 2013 than in 2012.  Retail electric sales, including NSTAR Electric for both years, rose 3.2 percent in the first quarter of 2013, compared with the first quarter of 2012, when weather was extremely mild.  Retail sales were up nearly 1 percent when adjusted for the colder weather and the absence of a “leap day” in the first quarter of 2013.  Economic growth was partially offset by the company’s successful energy conservation programs and the impact of a February 2013 blizzard.

Earnings of Electric Utility Subsidiaries (net of preferred dividends)

The Connecticut Light and Power Company earned $83.6 million after preferred dividends in the first quarter of 2013, compared with $52.6 million in the first quarter of 2012.  Improved results were due primarily to higher transmission earnings and a 4.7 percent increase in retail sales in the first quarter of 2013, compared with the first quarter of 2012.

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NSTAR Electric earned $47.6 million after preferred dividends in the first quarter of 2013.

Public Service Company of New Hampshire earned $29 million in the first quarter of 2013, compared with $21.3 million in the first quarter of 2012.  Improved results reflect higher transmission and generation earnings, a 2.8 percent increase in retail sales in the first quarter of 2013, compared with the first quarter of 2012, and a change in distribution rates that took effect July 1, 2012.  Those factors were offset by higher depreciation, property tax and income tax expense.

Western Massachusetts Electric Company (WMECO) earned $18.6 million in the first quarter of 2013, compared with $14.2 million in the first quarter of 2012.  WMECO’s 2013 results improved largely as a result of higher transmission earnings, primarily related to GSRP, most of which is being built in the WMECO service territory.

Natural Gas Distribution

NU’s natural gas distribution segment, which includes both Yankee Gas Services Company and NSTAR Gas Company, earned $43.3 million in the first quarter of 2013, compared with $14.7 million in the first quarter of 2012, when it included only Yankee Gas.  In addition to the inclusion of NSTAR Gas earnings, first quarter results reflect colder first quarter weather in 2013.  Combined sales for NSTAR Gas and Yankee Gas were 21.8 percent higher in the first quarter of 2013 than they were in the first quarter of 2012.  They were up nearly 4 percent when adjusted for the colder weather and absence of a “leap day” in the first quarter of 2013.

NU parent and other companies

NU parent and other companies earned $7.2 million in the first quarter of 2013, excluding $1.8 million of merger-related expenses, compared with net expenses of $2.6 million in the first quarter of 2012, excluding $1.1 million of merger-related expenses.  The improvement was due to a number of factors, including the addition of earnings from NSTAR Communications, Inc. in 2013, a lower effective tax rate, and lower interest expense.  The following table reconciles earnings per share for the first quarters of 2013 and 2012.

		First Quarter
2012	Reported EPS	$0.56
	Higher outstanding common shares	($0.39)
	Higher NU legacy transmission earnings in 2013	$0.09
	Higher NU legacy electric sales in 2013	$0.05
	Higher NU legacy firm natural gas sales in 2013	$0.04
	Lower NU legacy O&M	$0.08
	Higher generation earnings and other distribution income	$0.04
	NSTAR earnings in 2013	$0.21
	Higher NU parent and other in 2013	$0.05
	2013 merger charges	($0.01)
2013	Reported EPS	$0.72

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Financial results for the first quarters of 2013 and 2012 for NU’s business segments and NU parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2013	March 31, 2012	Increase/ (Decrease)	2013 EPS[1]
Electric Distribution/Generation	$99.5	$42.0	$57.5	$0.32
Natural Gas Distribution	$43.3	$14.7	$28.6	$0.14
Electric Transmission	$79.9	$46.3	$33.6	$0.25
NU Parent and Other Companies, ex. merger expenses	$7.2	($2.6)	$9.8	$0.02
Earnings, ex. merger impacts	$229.9	$100.4	$129.5	$0.73
Merger impacts	($1.8)	($1.1)	($0.7)	($0.01)
Reported Earnings	$228.1	$99.3	$128.8	$0.72

Retail sales data:

	March 31, 2013	March 31, 2012	% Change Actual
Electric distribution
Gwh for three months ended*	13,796	13,365	3.2

Natural Gas Distribution
Firm volumes in mmcf for three months ended**	39,422	32,377	21.8

*

Pre-merger sales data for NSTAR Electric are included for illustrative purposes.

**

Pre-merger sales data for NSTAR Gas are included for illustrative purposes.

NU has approximately 315 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 728-4650

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Note: NU will webcast a conference call with senior management on May 2, 2013, beginning at 9 a.m. Eastern Time. The webcast can be accessed through NU’s website at www.nu.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, first quarter 2013 and 2012 earnings and EPS excluding certain charges related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our first quarter 2013 and 2012 results without including the impact of the non-recurring merger-related costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.